Exhibit 99.1

NAPCO Security Systems, Inc. Announces Second Quarter Financial Results

--Second Quarter Sales Increase to $16.2 Million, EPS $0.06--

AMITYVILLE, N.Y.--(BUSINESS WIRE)--NAPCO Security Systems, Inc., (Nasdaq: NSSC), one of the world’s leading suppliers of high performance electronic security equipment for over 30 years, today announced financial results for its second quarter ended December 31, 2007.

Net sales for the three months ended December 31, 2007 increased 1% to $16.2 million as compared to $16.1 million for the same quarter a year earlier. Net income for the quarter increased 2% to $1.2 million, or $0.06 per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share, for the same year ago period.

Net sales for the six months ended December 31, 2007 was relatively constant at $30.0 million as compared to $30.1 million for the prior year period. Net income for the six months ended December 31, 2007 was $1.5 million or $0.08 per diluted share, a decrease of 26% as compared to $2.1 million or $0.10 per diluted share in the prior year period.

Net income for the three and six months benefited from a reduced provision for income taxes as a result of a more efficient tax structure. This new structure resulted in a tax benefit for the December quarter of $102,000, which compares to a tax provision of $617,000 for the same quarter a year ago. The provision for the six months ended December 31, 2007 was $163,000 as compared to $1,145,000 for the same period a year ago. Our highly efficient production facility in the Dominican Republic has allowed us to be very competitive in the marketplace. We also take pride in the fact that this is an ISO 9001 facility demonstrating the highest level of quality. An additional benefit it now provides relates to our increased profit advantages from the aforementioned more efficient structure.

Richard Soloway, Chairman and President, noted, “While our sales increase was modest, I am encouraged with our performance in light of the current state of the economy. I was particularly satisfied with the sales of our commercial contract driven access control product line as well as the success of our International sales, which both increased this quarter. Our new IP Video Monitoring Division, iSee Video, continues to grow steadily and has become an important contributor to our sales growth.”

Mr. Soloway continued, “Going forward, NAPCO, the pioneer in recurring revenue IP video monitoring, will continuously be expanding this division’s successful iSee Video product line. The iSee Video product line allows homeowners and businesses to remotely view live video or stored video clips of activity in their homes or businesses, from any computer or web-enabled cell phone, anywhere in the world. This video service provides NAPCO and its partners, some of which are the biggest names in the security installation business, with an incremental, recurring revenue income stream. In line with our business expansion plans, a full suite of enhanced products will be introduced early Spring, addressing virtually any residential, small business and commercial IP video monitoring application.

“The launch of our new NAPCO Freedom 64 digital, coded keypad ideally rounds out our Freedom 64 intelligent entry, false alarm resistant burglar and fire alarm platform”, Mr. Soloway added. This positions the Freedom 64 as the market’s most user-friendly and installer-flexible intrusion alarm systems.

Mr. Soloway concluded, “We strongly believe that our Company is entering a new era of growth and profitability in a highly secure industry.”

About NAPCO Security Systems, Inc.

NAPCO Security Systems, Inc. is one of the world’s leading manufacturers of technologically advanced -electronic security equipment including intrusion and fire alarm systems, access control systems and electronic locking devices. The Company's products, including those of Alarm Lock and Continental Instruments, feature some of the most popular and best-selling control panels, sensors, locking devices and access control products. They are used in residential, commercial, institutional, industrial and governmental applications. NAPCO security products have earned a reputation for technical excellence, reliability and innovation, poising the Company for revenue growth in the rapidly expanding electronic security market, a market whose current size exceeds $30 billion.

For additional information on NAPCO, please visit the Company’s web site at www.napcosecurity.com.

This press release contains forward-looking statements that involve numerous risks and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company’s filings with the Securities and Exchange Commission.

Napco Security Systems, Inc and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	December 31,

	2007	2006
	(in thousands, except share and per share data)

Net sales	$16,166	$16,077
Cost of sales	10,910	10,252

Gross Profit	5,256	5,825
Selling, general and administrative expenses	3,971	3,981

Operating Income	1,285	1,844

Interest expense, net	224	119
Other expenses, net	11	5

Other expenses	235	124

Income Before Minority Interest and (Benefit) Provision for Income Taxes	1,050	1,720

Minority interest in net loss of subsidiary, net	20	41

Income Before (Benefit) Provision for Income Taxes	1,070	1,761

(Benefit) Provision for income taxes	(102)	617

Net Income	$1,172	$1,144

Earnings per common share:

Basic	$0.06	$0.06

Diluted	$0.06	$0.06

Weighted average number of shares outstanding:

Basic	19,066,588	20,034,552

Diluted	19,590,242	20,628,793

Napco Security Systems, Inc and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)

	Six Months Ended
	December 31,

	2007	2006
	(in thousands, except share and per share data)

Net sales	$30,042	$30,106
Cost of sales	19,657	18,722

Gross Profit	10,385	11,384
Selling, general and administrative expenses	8,297	7,979

Operating Income	2,088	3,405

Interest expense, net	419	209
Other expenses, net	18	9

Other expenses	437	218

Income Before Minority Interest and Provision for Income Taxes	1,651	3,187

Minority interest in net loss of subsidiary, net	59	54

Income Before Provision for Income Taxes	1,710	3,241

Provision for income taxes	163	1,145

Net Income	$1,547	$2,096

Earnings per common share:

Basic	$0.08	$0.10

Diluted	$0.08	$0.10

Weighted average number of shares outstanding:

Basic	19,432,471	19,992,925

Diluted	19,985,412	20,715,830

Napco Security Systems, Inc and Subsidiaries Condensed Consolidated Balance Sheets

	December 31,	June 30,
ASSETS	2007 (unaudited)	2007
	(in thousands, except share data)
Current Assets:
Cash and cash equivalents	$971	$1,748
Accounts receivable, less allowance for doubtful accounts	21,251	25,579
Inventories, net	24,504	21,342
Prepaid expenses and other current assets	1,243	1,171
Deferred income taxes	1,182	1,050

Total current assets	49,151	50,890

Inventories-non-current, net	8,150	6,881
Property, plant and equipment, net	9,021	9,135
Goodwill, net	9,686	9,686
Other assets	374	193

Total Assets	$76,382	$76,785

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$5,027	$5,045
Accrued expenses	1,072	1,638
Accrued salaries and wages	2,436	2,631
Accrued income taxes	268	96

Total current liabilities	8,803	9,410

Long-term debt	12,400	10,900
Accrued income taxes	2,653	1,836
Deferred income taxes	1,027	1,235
Minority interest in subsidiary	147	147

Total liabilities	25,030	23,528

Stockholders' Equity :
Common stock, par value $.01 per share; 40,000,000 shares
authorized, 20,091,393 and 20,090,313 shares issued and
19,109,064 and 19,665,141 shares outstanding, respectively	201	201
Additional paid-in capital	13,300	13,147
Retained earnings	43,361	42,299
	56,862	55,647
Less: Treasury Stock, at cost (982,329 and 425,172 shares, respectively)	(5,510)	(2,390)
Total stockholders' equity	51,352	53,257

Total Liabilities and Stockholders' Equity	$76,382	$76,785

CONTACT:
NAPCO Security Systems, Inc.
Richard Soloway, President
Kevin S. Buchel, Senior VP
631-842-9400 ext. 120
or
Wolfe Axelrod Weinberger Assoc. LLC
Donald Weinberger, 212-370-4500
Fax: 212-370-4505
don@wolfeaxelrod.com